EXHIBIT 4.4

$200,000.00

Ocoee, FL

[DATE], 2023

PROMISSORY NOTE

Reference is made to that certain Asset Purchase Agreement dated [DATE], 2023, by and between ICORECONNECT INC., a Delaware corporation (“Promisor”), and [NAME] (“Promisee”).

FOR VALUE RECEIVED, Promisor hereby promises to pay to the order of Promisee the principal sum of [AMT] and ZERO CENTS ($[ ] ) (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (the “Note”).

1.	Payment Date.

(a)	The aggregate unpaid principal amount of the Loan and all accrued and unpaid interest under this Note shall be due and payable on [DATE], 2023 (the “Due Date”.

(b)

Notwithstanding the provisions of Section 8, the Due Date may be modified by written agreement of the parties, including by email exchange, so long as such written agreement clearly evidences that such modified Due Date is agreed to by a duly authorized Officer or Director of each party. Upon modification of the Due Date, the aggregate unpaid principal amount of the Loan shall continue to accrue interest under the terms of this Note.

(c)

Promisor may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon on the date of prepayment.

2.	Interest.

(a)	Interest Rate. The principal amount outstanding under this note shall bear interest at a rate per annum of [ ] ([ ]%).

(b)

Computation of Interest. All computations of interest hereunder shall be made on the basis of a year of 365 days, and the actual number of days elapsed. Interest shall begin to accrue on the Loan on [DATE], 2023. For any portion of the Loan that is prepaid, interest shall not accrue on such portion on the date on which such payment is made.

3.	Payment. Mechanics.

(a)

Manner of Payment. All payments of principal and interest shall be made in U.S. dollars. Payment shall be made by wire transfer of immediately available funds to the Promisee’s account at a bank specified by the Promisee in writing to the Promisor.

(b)	Application of Payments. All payments shall be applied, first, to accrued interest, and second, to principal outstanding under this Note.

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4.

Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder: (i) Promisor fails to pay the principal amount of the Loan when due; (ii) Promisor fails to pay any interest on the Loan when due; (iii) Promisor institutes a voluntary case seeking relief under any law relating to bankruptcy, insolvency, reorganization or other relief for debtors; (iv) an involuntary case is commenced seeking the liquidation or reorganization of Promisor under any law relating to bankruptcy or insolvency, and such case is not dismissed or vacated within sixty (60) days of its filing; (v) Promisor makes a general assignment for the benefit of its creditors; or (vi) a case is commenced against Promisor or its assets seeking attachment, execution, or similar process against all or a substantial part of its assets, and such case is not dismissed or vacated within sixty (60) days of its filing.

5.	Notice of Event of Default. Remedies.

(a)

As soon as possible after it becomes aware than an Event of Default has occurred, and in any event within five (5) business days, Promisor shall notify Promisee in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default. Upon the occurrence and during the continuance of an Event of Default, Promisee may, at its option, by written notice to Promisor declare the outstanding principal amount of the Loan, accrued and unpaid interest thereon, due and payable.

(b)

If an Event of Default has not been cured by Promisor within sixty (60) days of such Event of Default, Promisor shall reimburse Promisee for all reasonable and documented out-of-pocket costs, expenses, and fees, including reasonable attorneys’ fees, incurred by Promisee in connection with the enforcement of Promisee’s rights hereunder.

(c)

Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Note shall be governed by and construed in accordance with the laws of the State of Florida.

6.

Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Note shall be brought in the United States District Court for the Middle District of Florida or any Florida State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Note shall be deemed to have arisen from a transaction of business in the State of Florida, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

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7.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

8.	Amendments. Subject to the provisions of Section 1(b), no term of this Note may be modified or amended, except by an instrument in writing signed by Promisor and Promisee.

9.

Severability. In the event that any provision of this Note is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment, then such provision shall be severed from this Note and shall be inoperative, and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Note shall remain binding on the parties hereto.

10.

Electronic Delivery. Delivery of an executed signature page to this Note by facsimile or other electronic transmission shall be effective as delivery of a manually executed signature page to this Note.

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IN WITNESS WHEREOF, Promisor has caused this instrument to be executed by a duly authorized Director, effective [DATE], 2023.

ICORECONNECT, INC.

By:
Robert McDermott
President & Chief Executive Officer

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